Exhibit 10.1

EXECUTIVE AGREEMENT

THIS AGREEMENT (the “Agreement”) is made effective retroactively as of January 20, 2015, by and between Hydrocarb Energy Corporation (HECC), a Nevada corporation with corporate office located at 800 Gessner, Suite 375, Houston, Texas 77024 (the “Company”), and Kent P. Watts, a Texas resident (the “Executive”), together referred to hereafter as the “Parties”.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.        Employment

When effective, this agreement replaces any other prior agreements. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in the Agreement for the period beginning on the effective date and ending on the Termination Date, as defined in Section 4 hereof (the "Employment Period").

2.        Position and Duties

During the Employment Period, Executive shall serve, as appointed by the board of directors, as the Company’s Executive Chairman and Chief Executive Officer, for which duties are generally prescribed in the Company’s bylaws, and shall be responsible for such duties normally performed by persons serving in such position as well as any other duties as may be reasonably prescribed or delegated by the Board of Directors of the Company (the “Board”).

As defined by the bylaws of the Company and as Executive Chairman and Chief Executive Officer, Executive is responsible for developing and building the Company’s business plan towards enhancement of overall shareholder value. Such a comprehensive business plan includes the company mission, objectives to achieve the mission, strategies to achieve the objectives and entail subset plans for management, operations, and financial plans. Executive shall work closely with all top level executives of the Company to establish, implement, monitor, and modify the company’s business plan.

The Company’s stock market development plan is a subset of the financial plan and is an integral priority for Executive’s focus along with raising capital as necessary to support the business plan of the company. Additionally, as Executive Chairman, Executive shall establish agendas and chair all meetings of the board of directors.

3.        Base Salary, Bonus and Benefits

At Executive’s option, as must first be approved by the board of directors, he may accept any or all of his future compensation under this Agreement in cash, the restricted unregistered stock of the Company at market value, or any preferred stock made available by the Company at face value. Election of Executive to take common stock shall be calculated by using the closing price of the Company’s common stock on the day that the compensation is deemed owed to Executive. Compensation shall be as follows:

(a)	Executive’s initial base salary shall be $250,000 annually.

At any time that the company becomes listed on either the NYSE MKT or NASDAQ stock exchanges, Executives annual base salary shall be increased by $75,000.

(b)	As measured from the beginning of the Company’s fiscal year beginning August 1, 2014 until July 31, 2015, once the company has raised a minimum of $9,400,000 in financing (including Shadow Tree/Quintium), Executive shall earn a $200,000 bonus that shall accrue but only be paid upon verification of counsel that payment of such bonus does not breach any loan covenants that the company may have regarding cash payments. For each subsequent fiscal year of this Agreement, on an annual basis, Executive will earn a 2% bonus of the first ten million raised in debt or equity financing and 1% for funds raised between ten and twenty five million and ½% for funds raised over twenty five million.

(c)	The Company shall reimburse Executive for all reasonable expenses incurred in the course of performing his duties under the Agreement which are consistent with the Company's policies in effect from time to time for its employees with respect to travel, entertainment and other business expenses, subject to the Company's requirements for its employees with respect to reporting and documentation of such expenses.

(d)	Executive shall be entitled to four (4) weeks of vacation per year, and up to three (3) weeks of sick leave, during which times his compensation shall be paid in full. Any un-used vacation time shall be forfeited and not carried over to future period.

(e)	Executive shall be eligible to participate, to the extent Executive meets all eligibility requirements of general application, in each of the employee benefit plans maintained by Employer from time to time in which employees of Employer generally are eligible to participate, including by way of illustration, any 401K Plan, and group medical, dental, life and AD&D plans. Executive shall also be entitled to participate in the award of any stock options, warrants, or other forms of non-cash compensation that may be offered to qualified employees by the Board in its discretion.

(f)	In the event of a "Change of Control" (see definition below), should Executive cease to be an Employee of the Company or its successor, by reason of (i) involuntary termination by the Company or its successor other than for Cause any time within one year of a Change of Control, or (ii) voluntary termination by Executive for any reason within 90 days of such Change of Control event, as a severance payment the Company shall continue to pay Executive his then current salary and insurance benefits for a one (1) year period beginning on the Termination Date, or the remaining term of this Agreement, whichever is shorter.

4.        Term and Termination

(a)    The Agreement shall be effective on the date first above written and continue through July 31, 2017. The Agreement may be terminated at any time by: (i) Executive's resignation with or without Good Reason (as defined below), (ii) Executive's death or Disability (as defined below), or (iii) Company with or without Cause (as defined below).

(b)    If Executive's employment with the Company is terminated by the Company for Cause, or by Executive without Good Reason, Executive shall not be entitled to a severance payment and will not receive his Base Salary beyond the Termination Date.

(ii)    If Executive's employment with the Company is terminated by the Company for any reason other than for Cause ("without Cause"), or if Executive terminates his employment for Good Reason, Executive shall be entitled to receive as a severance payment, his then current Base Salary and insurance benefits for the lesser of the remaining term of this contract or a period of twelve (12) months following the termination date.

(c)    For purposes of the Agreement, the following terms shall have the meanings as set forth below:

"Cause" shall mean (i) the conviction of Executive for a felony, a crime involving moral turpitude, or a plea of guilty or no lo contendre by Executive to a charge of any such crime, (ii) Executive's theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company, (iii) Executive's perpetration or attempted perpetration of fraud, or Executive's participation in a fraud or an attempted fraud on the Company, or Executive's unauthorized appropriation or attempted appropriation of any tangible or intangible material asset or property of the Company, (iv) Executive's dishonesty with respect to any matter concerning the Company, or (v) Executive's substantial and repeated failure to perform his duties hereunder in accordance with the reasonable directions of the Board.

"Change of Control" shall mean (i) the acquisition by any individual, entity or group of beneficial ownership of 50% or more of the then issued and outstanding stock of the Company; or (ii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "business combination"), unless, following such business combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the common stock immediately prior to such business combination beneficially own, directly or indirectly, 50% or more of the common stock or membership interests, as the case may be, of the entity resulting from such business combination; or (iii) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

"Disability" shall mean any illness, disability or incapacity of such a character as to render Executive unable to perform Executive's primary duties hereunder for a period of ninety (90) consecutive days, as determined in the discretion of the Board.

"Good Reason" shall mean (i) material breach by the Company of its obligations under the Agreement, including the failure of the Company to pay Executive the Base Salary or any other payment or benefit due Executive hereunder; (ii) any action of the Company that results in a material diminishment in Executive's functions or responsibilities, or any attempt by the Company to cause Executive to relocate as a requirement of his continued employment; (iii) any reduction in Executive's Base Salary; or (iv) any material reduction of benefits unless the same reduction is applicable generally to all employees of the Company.

(e)    A termination of the Agreement pursuant to its terms on the Expiration Date or any subsequent anniversary date, shall not in and of itself constitute a termination of Executive's employment with the Company. At such time, unless the Company or the Executive terminates Executive's employment with the Company, Executive shall become an employee at-will of the Company.

5.        Severability

Whenever possible, each provision of the Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but the Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

6.        Complete Agreement

The Agreement embodies with respect to the subject matter hereof the complete agreement and understanding among the parties and supersedes and preempts with respect to the subject matter hereof any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

7.        Successors and Assigns

The Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

8.        Choice of Law

All issues and questions concerning the construction, validity, enforcement and interpretation of the Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whethis of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

9.        Arbitration

In the event of a dispute, the parties agree that such dispute shall be submitted to binding arbitration in Texas, U.S.A., pursuant to the rules of arbitration of the American Arbitration Association (the "Rules"). Except as set forth in the Section, the arbitration shall proceed pursuant to the Rules in effect on the date such arbitration is commenced.In the event of arbitration, the parties shall attempt to reach agreement on the selection of a single impartial arbitrator. If the parties are unable to agree on a single impartial arbitrator, each party shall select one impartial arbitrator and those arbitrators shall select a single impartial arbitrator who shall thereafter conduct the arbitration as the sole arbitrator. The arbitrator so selected shall be competent in the legal and technical aspects of the subject matter of the Agreement. The arbitrator shall not limit, expand or modify the terms of the Agreement nor award damages in excess of compensatory damages. Any party to the arbitration may seek conservatory or interim measures in accordance with the Rules. The prevailing party in the arbitration shall be awarded all attorney fees and costs incurred in the arbitration. The final award shall specify the factual and legal bases for the award, if any. Any final award or decision issued as a result of such arbitration shall be final, binding and conclusive between the parties, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. Each party to the Agreement hereby consents to non-exclusive jurisdiction and venue of the State of Texas, for any court proceedings to enforce any such final award or decision. Except where clearly prevented by the subject matter of the dispute, each party to the Agreement shall continue performing its respective obligations under the Agreement while the dispute is being resolved.

10.     Amendment and Waiver

The provisions of the Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of the Agreement shall affect the validity, binding effect or enforceability of the Agreement.

IN WITNESS WHISEOF, the parties hereto have executed the Employment Agreement as of the date first written above, approval date March 9, 2015.

EXECUTIVE:

/s/ Kent P. Watts
Kent P. Watts

COMPANY:

Hydrocarb Energy Corporation

By: /s/ Charles F. Dommer
Charles F. Dommer
President and Chief Operating Officer